Exhibit 3.2.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALLIANCE LAUNDRY HOLDINGS LLC

Dated as of January 27, 2005

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Table of Contents

(continued)

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALLIANCE LAUNDRY HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Alliance Laundry Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of January 27, 2005, by the Company and ALH Holding Inc., a Delaware corporation, which upon the closing of the Acquisition (as defined below) shall be the sole member (the “Member”). Unless otherwise defined herein, capitalized terms used herein are defined in Article VIII hereof.

WHEREAS, the Company (formerly known as Raytheon Commercial Laundry LLC) heretofore filed an Amended and Restated Certificate of Formation of the Company on May 5, 1998, and a Certificate of Amendment of the Company on February 26, 1999 (as amended, the “Certificate of Formation”), with the office of the Secretary of State of the State of Delaware pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time (the “Act”), which filing is hereby ratified and approved;

WHEREAS, the initial limited liability company agreement of the Company was adopted on August 21, 1997, by the members of the Company party thereto;

WHEREAS, the members of the Company party thereto adopted an Amended and Restated Limited Liability Company Agreement of the Company, dated May 5, 1998, as amended by Amendment No. 1 thereto, dated as of July 23, 2003, and Amendment No. 2 thereto, dated as of September 12, 2003 (as amended, the “Initial LLC Agreement”);

WHEREAS, pursuant to the terms of Section 14.2(b) of the Initial LLC Agreement, the Board of Managers of the Company (the “Board”) has the authority to amend and restate the Initial LLC Agreement;

WHEREAS, the Member entered into a Unit Purchase Agreement, dated as of December 7, 2004 (as the same may be amended from time to time, the “Unit Purchase Agreement”), with the Company, and the Sellers (as defined in the Unit Purchase Agreement), providing for, among other things, the purchase of common units and rights to acquire common units of the Company by the Member, upon the terms and conditions set forth therein (such purchase, the “Acquisition”);

WHEREAS, this Agreement has been duly approved and adopted, and the President, any Vice President, Secretary, any Assistant Secretary, or other officer, or any member of the Board, as may be designated by the Board, has been authorized to execute this Agreement on behalf of the Company, in accordance with Section 14.2(b) of the Initial LLC Agreement;

WHEREAS, the Board intends for this Agreement to be effective immediately prior to the closing of the Acquisition, provided, however, that the Board intends for the provisions of the Initial LLC Agreement that are necessary for the Units (as defined in the Initial LLC Agreement) to remain outstanding and to receive distributions in accordance with the terms of the Initial LLC Agreement to remain in full force and effect until immediately following the closing of the Acquisition, and immediately following such closing, all such provisions of the Initial LLC Agreement shall terminate and shall cease to have any force or effect;

WHEREAS, upon the closing of the Acquisition, the Member shall be the sole member of the Company and the owner of all the issued and outstanding limited liability company interests of the Company;

WHEREAS, upon the closing of the Acquisition, the Company shall be an entity that is disregarded for U.S. federal income tax purposes as an entity separate from the Member; and

WHEREAS, the members of the Company desire to continue the Company as a limited liability company under the Act;

NOW, THEREFORE, the Initial LLC Agreement is hereby amended and restated in its entirety, subject to the limitations provided herein, as follows:

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANY

Section 1.1 Continuation. The members hereby agree to continue the Company as a limited liability company under and pursuant to the Act and agree that the rights, duties and liabilities of the members shall be as provided in the Act, except as otherwise provided herein. The name and mailing address of the Member are set forth on Schedule A hereto. The Member is hereby admitted as a member of the Company upon the execution of a counterpart signature page to this Agreement. The Persons holding Units under the Initial LLC Agreement hereby continue as members of the Company until the closing of the Acquisition, at which point such Persons shall cease to be members of the Company.

Section 1.2 Company Name. The name of the Company heretofore formed and continued hereby is Alliance Laundry Holdings LLC.

Section 1.3 Term. The term of the Company shall continue until the Company is dissolved and terminated pursuant to the provisions of Section 6.1.

Section 1.4 Purposes and Powers. (a) The purposes of the Company are, and the Company shall have the power and authority, to engage in all lawful acts or activities for which limited liability companies may be formed under the Act and any and all activities necessary, convenient or incidental to the furtherance and accomplishment of the foregoing.

(b) The Company is hereby authorized to execute, deliver and perform, and the Member or any Authorized Signatory on behalf of the Company is hereby authorized to execute and deliver, the Transaction Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, and any amendments thereof, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on or an authorization of the powers of the Member or any Authorized Signatory to enter into other agreements on behalf of the Company.

Section 1.5 Registered Office. The address of the registered office of the Company in the state of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.6 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the state of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.7 Place of Business. The Company may maintain an office and principal place of business at such places or places inside or outside the state of Delaware as the Member may designate from time to time.

Section 1.8 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31.

ARTICLE II

CAPITAL CONTRIBUTIONS

Section 2.1 Capital Contributions. The Member has contributed to the capital of the Company an amount set forth opposite the Member’s name on Schedule A hereto. The Member may make capital contributions to the Company in the form of cash, services or otherwise, from time to time, and upon such contribution the Member’s capital account balance shall be adjusted accordingly; provided, however, that the Member shall not be obligated to make capital contributions to the Company.

Section 2.2 Additional Capital Contributions. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company at the times and in the amounts determined by the Member.

ARTICLE III

DISTRIBUTIONS

Section 3.1 Distributions. Distributions may be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding anything to the contrary contained herein, the Company, and the Member on behalf of the Company, shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate §18-607 of the Act or other applicable law.

Section 3.2 Withholding. Any distribution to the Member pursuant to this Article III shall be deemed to include any applicable tax deducted or withheld or otherwise payable with respect to the Member, including, in the event that the Member receives a distribution from or in respect of which tax has been withheld, the portion of such tax that is attributable to the Member’s interest in the Company, and the Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any such taxes. If and to the extent that the Company shall be required to pay any such taxes in respect of the Member, and the Member is not concurrently entitled to a cash distribution from the Company, the Company shall notify the Member as to the amount of such tax and the Member shall make a prompt payment to the Company of such amount.

ARTICLE IV

MANAGEMENT

Section 4.1 Management and Control.

(a) The property, business and affairs of the Company shall be managed and conducted by the Member. The Company may only act and bind itself through actions of the Member, or through the actions of the agents, officers and employees of the Company (as described in paragraph (b) below) if and to the extent authorized by this Agreement or by the Member in accordance with the provisions of this Agreement. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a member under the laws of the state of Delaware. The Member shall be a “manager” (within the meaning of the Act) of the Company. Notwithstanding any other provision in this Agreement, in no event shall the Company or the Member establish or appoint a board of directors or board of managers.

(b) The Member may (i) authorize by written action any person to enter into and perform any agreement on behalf of the Company, (ii) appoint a Chief Executive Officer and President, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, an Assistant Secretary, a Chief Financial Officer and a Chief Legal Officer with duties and powers described in this Section 4.1 and (iii) appoint individuals, with such titles as it may select, as employees or officers of the Company to act on behalf of the Company, with such power and authority as the Member may delegate from time to time to any such person (collectively, the “Authorized Signatories”). Any such persons, officers and employees, whether designated by the Member to act on behalf of the Company or otherwise, may be appointed or removed by the Member at any time and from time to time, with or without cause. Any officer may resign his or her office at any time by delivering a written resignation to the Member. Unless otherwise specified therein, such resignation shall take effect upon delivery. The officers shall have such powers and duties in the management of the Company as may be delegated to them by the Member or in this Agreement (unless such powers or duties shall be modified by the Member), except that in any event each officer shall exercise such powers and perform such duties as may be required by law. As of the date hereof, the officers of the Company shall be as set forth on Schedule B hereto. The Chief Executive Officer and President shall have primary responsibility for the management of the day-to-day business and affairs of the Company and shall have such other duties and powers as the Member may from time to time prescribe. Each Senior Vice President and Vice President shall perform such duties and have such powers as the Member may from time to time prescribe. The Chief Financial Officer shall have primary responsibility for all funds and securities of the Company and shall deposit all such funds to the credit of the Company in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of this Agreement; he shall disburse the funds of the Company as may be ordered by the Member, making proper vouchers for such disbursements; and, in general, he shall perform such other duties and have such other powers as the Member may from time to time prescribe. The Chief Legal Officer shall perform such duties as may from time to time be prescribed by the Member. The Secretary shall keep the records of all written actions of the Member and shall be the custodian of all contracts, deeds, documents and all other indicia of title to properties owned by the Company and of its other corporate records and shall perform such other duties as may from time to time be prescribed by the Member. The Secretary shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate or by this Agreement. The Assistant Secretary, if any, shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may be prescribed by the Member.

(c) Any Person dealing with the Company, the Member or any of the Authorized Signatories may rely on a certificate signed by the Member or the Secretary of the Company:

i. as to the identity of the Member or an Authorized Signatory;

ii. as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Member or which are in any other manner germane to the affairs of the Company;

iii. as to who is authorized to execute and deliver any instrument or document on behalf of the Company;

iv. as to the authenticity of any copy of this Agreement and amendments hereto;

v. as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member (solely with respect to the activities of the Company); or

vi. as to the authority of the Member to act.

(d) Karen S. Johnson (or such other person as may from time to time be designated by the Member for such purpose) is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the certificate of formation of the Company (and any amendments and/or restatements thereof); any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business; any documents required to obtain a U.S. taxpayer identification number; and any documents otherwise required in order for the Company to conduct business. The execution, delivery and filing of the certificate of formation of the Company by John W. Kapples, the certificate of merger of the Company by Bruce P. Rounds on behalf of the Company, the amended and restated certificate of formation of the Company by Bruce P. Rounds on behalf of the Company, and the certificate of amendment of the amended and restated certificate of formation of the Company by Thomas F. L’Esperance, with the Secretary of State of the State of Delaware are hereby ratified and affirmed in all respects.

ARTICLE V

LIABILITY, EXCULPATION, INDEMNIFICATION

Section 5.1 Liability of Member.

(a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

(b) Neither the Member nor any of its affiliates, nor their respective shareholders, controlling Persons, officers, directors, advisory directors, members, partners, employees, agents or representatives (each, a “Covered Person”), shall be liable to the Company or any other Person bound by this Agreement for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Covered Person by this Agreement, except that a Covered Person shall be liable for any loss, liability, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

Section 5.2 Fiduciary Duty.

(a) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person. Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

Section 5.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under this Section 5.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. For a period of six years from the closing of the Acquisition, unless required by law, the managers, officers and directors of the Company prior to the closing of the Acquisition shall be entitled to the rights relating to exculpation, indemnification and advancement of expenses to the extent and as set forth in Section 5.7 of the Initial LLC Agreement.

Section 5.4 Expenses. To the extent permitted by applicable law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company may, from time to time and at the discretion of the Member, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the

Covered Person to repay such amount if it shall ultimately be determined that the Covered Person is not entitled to be indemnified as authorized in Section 5.3.

ARTICLE VI

DISSOLUTION; ASSIGNMENT OF INTERESTS;

RESIGNATIONS; ADDITIONAL MEMBERS

Section 6.1 Dissolution. (a) The Company shall be dissolved upon the earliest to occur of any of the following: (i) the decision of the Member to dissolve the Company, (ii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under § 18-802 of the Act.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 6.2 Assignment of Interests. The Member shall be permitted to assign all or any portion of its interest in the Company to any Person that assumes all or such portion of the Member’s obligation under this Agreement. The transferee shall be admitted to the Company as a member upon its execution of a counterpart signature page to this Agreement. If the Member transfers all of its interest in the Company pursuant to this Section 6.2, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 6.3 Resignations. The Member may resign from the Company only if it has transferred all of its interest in the Company to another Person that has assumed all of the obligations of the Member under this Agreement and has been admitted to the Company as a member of the Company. An additional member shall be admitted to the Company, subject to Section 6.4 hereof, upon its execution of a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 6.4 Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

ARTICLE VII

BOOKS; ACCOUNTING; TAX RETURNS

Section 7.1 Books and Records. The Member shall keep, or cause to be kept, complete and accurate books and records of account of the Company. The books of the Company shall be kept on the basis of income tax accounting principles, to the extent that such principles are not inconsistent with other provisions of this Agreement, and shall at all times be maintained or made available at the principal business office of the Company. The full name and last known business address of the Member, a copy of the Certificate of Formation, including all certificates of amendment thereto, copies of the Company’s state and local income tax returns and reports, if any, for the three most recent years, copies of this Agreement and of any financial statements of the Company for the three most recent years and all other records required to be maintained pursuant to the Act, shall be maintained at the principal business office of the Company.

Section 7.2 Filings of Returns and Other Writings. The Member shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing.

ARTICLE VIII

DEFINITIONS

Any capitalized term used in this Agreement without definition shall have the meaning set forth below.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, or the actual or beneficial ownership of more than 50% of the outstanding voting securities of a Person or, in the case of a Person that is a partnership or limited liability company, ownership of any general partner interest or managing member interest, respectively, therein.

“Credit Agreement” shall mean that certain Senior Credit Facility, dated as of January 27, 2005, among the Alliance Laundry Systems LLC, ALH Finance LLC, the Company, Lehman Brothers Inc., the Bank of Nova Scotia, LaSalle Bank National Association, Royal Bank of Canada and Lehman Commercial Paper Inc., together with each of the exhibits and schedules thereto and the other agreements entered into in connection therewith on January 27, 2005.

“Guarantee and Collateral Agreement” shall mean that certain Guarantee and Collateral Agreement, dated as of January 27, 2005, among the parties enumerated therein, in favor of Lehman Commercial Paper Inc., as administrative agent, together with each of the exhibits and schedules thereto and the other agreements entered into in connection therewith on January 27, 2005.

“Indenture” shall mean that certain Indenture, dated as of January 27, 2005, among ALH Finance LLC, ALH Finance Corporation and The Bank of New York Trust Company, N.A., as trustee, and the notes and guarantees entered into in connection therewith or issued pursuant thereto on January 27, 2005.

“Member” shall mean ALH Holding Inc., as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Purchase Agreement” shall mean that certain Purchase Agreement relating to Senior Subordinated Notes due 2013, among the parties enumerated therein and accepted by Lehman Brothers Inc., as representative for Scotia Capital (USA) Inc., RBC Capital Markets Corporation, ABN Amro Incorporated and Lehman Brothers Inc., and any related joinder agreement to be executed in connection therewith.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, among the parties enumerated therein and Lehman Brothers Inc., Scotia Capital (USA) Inc., RBC Capital Markets Corporation and ABN AMRO Incorporated, as initial purchasers, and any related joinder agreement to be executed in connection therewith.

“Transaction Documents” shall mean the Credit Agreement, the Guarantee and Collateral Agreement, the Purchase Agreement, the Registration Rights Agreement and the Indenture.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Member with respect to the subject matter hereof, and supersedes any prior oral or written agreements, commitments or terms pertaining thereto.

Section 9.2 Waiver, Amendment, Etc. This Agreement may not be amended or supplemented, and, no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by the Member.

Section 9.3 Binding Agreement; Effectiveness. This Agreement shall be binding upon, and inure to the benefit of the Member and its successors and permitted assigns. This Agreement shall be effective immediately prior to the closing of the Acquisition, provided, however, that the provisions of the Initial LLC Agreement that are necessary for the Units (as defined in the Initial LLC Agreement) to remain outstanding and to receive distributions in accordance with the terms of the Initial LLC Agreement shall remain in full force and effect until immediately following the closing of the Acquisition, and immediately following such closing, all such provisions of the Initial LLC Agreement shall terminate and shall cease to have any force or effect, and, thereafter, this Agreement shall supercede the Initial LLC Agreement in its entirety. At the closing of the Acquisition, all members of the Company other than the Member shall cease to be members of the Company.

Section 9.4 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and shall be deemed to have been given when personally delivered, mailed by first class mail (postage prepaid and return receipt requested), transmitted by facsimile, or sent by a nationally recognized overnight courier (charges prepaid), at the address for notices to the Member as set forth in below the Member’s name on Schedule A, attached hereto or to such other addresses or facsimile number as have been supplied in writing to the Company.

Section 9.5 No Third-Party Beneficiaries. Except as provided in Article V with respect to the exculpation and indemnification of Covered Persons, nothing in this Agreement shall confer any rights upon any Person other than the Member and its successors and permitted assigns.

Section 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN ANY CONFLICT OF LAWS RULE WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NON-MANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

Section 9.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

Section 9.8 Table of Contents; Headings; Counterparts. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first above written.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/S/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance
Title: President and Chief Executive Officer

ALH HOLDING INC.

By:	/S/ LEE L. SIENNA
Name: Lee L. Sienna
Title: Vice President

By:	/S/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance, on behalf of the unitholders of Alliance Laundry Holdings LLC

Schedule A

Member	Capital Contribution	Percentage Interest
ALH Holding Inc. c/o Ontario Teachers’ Pension Plan Board 5650 Yonge Street Toronto, Ontario M2M 4H5 Canada	*	100%

*	The capital contribution consists of property previously contributed to the capital of the Company.

Schedule B

Officers of the Company

Thomas F. L’Esperance	President & Chief Executive Officer

Jeffrey J. Brothers	Senior Vice President

Bruce P. Rounds	Vice President & Chief Financial Officer

William J. Przybysz	Vice President

R. Scott Gaster	Vice President

Robert T. Wallace	Vice President

Scott L. Spiller	Vice President, Chief Legal Officer & Secretary